January 6, 2013

John Dietrich

Dear John,

As part of your planned transition from SunOpta Inc. (SO) to Opta Minerals Inc. (OPM) as Executive Vice President, I am pleased to outline the terms of this transition and continuing arrangements with SunOpta Inc.

As detailed in the Offer Letter provided to you by Opta Minerals dated January 3, 2013, the following provides the details of your role at Opta Minerals:

Report to:	David Kruse, President & CEO, Opta Minerals Inc.

Location:	407 Parkside Drive, Waterdown, Ontario L0R 2H0

Starting Date:	January 14, 2013 (with transition period)

Opta Minerals role:	Responsible for Finance and Administration, Legal, Human Resources, Insurance and will also play a key role in Business Development.

Transition:

  OPM effective January 14, 2013 with transition periods on either side.
  Available to OPM prior to January 14 to assist with current processes, recruitment, etc.
  Available to SO for first quarter of 2013 to complete/transition current files and thereafter available to provide services as required related to ongoing Corporate development activities. In this regard, you will report to me.

In addition to the terms of the offer provided by Opta Minerals Inc, you will be provided the following salary and benefits from SO.

Base Salary:

  $ 92,500 per annum to be paid by SO, paid bi-weekly.

Bonus:

  Eligible for SO Corporate bonus plan for amount of salary on SO payroll at 40% level.

LTI:

  You will retain all options issued as an employee of SO under existing terms and conditions, although no further options will be provided to you by SO.
  In the event of a sale of OPM during your employment with OPM, all options in SO will vest at the time of the sale (similar benefit to that offered to employees on sale of SunOpta BioProcess Inc., Canadian Food Distribution and Purity Life) and any options you have in OPM will be subject to provisions as determined by the OPM Board of Directors.

Employee Stock Purchase Plan (SO): You may elect to contribute between 1% and 10% of your compensation into the Employee Stock Purchase Plan. Stock will be issued at the end of each quarterly offering period at a 15% discount to the average share price immediately before the end of the offering period.

Additional LTD: Your current additional LTD policy will continue to be covered by SO.

Termination Provisions:

As part of this agreement, you commit to remain at OPM for at least eighteen (18) months. In the event the business is in the process of being sold at the end of the initial eighteen month period, and assuming you remain with OPM on the same terms and conditions, the terms of this agreement will be extended through closing and an agreed upon transition period, if required.

At the end of the eighteen month period or when the business is sold, your options will be as follows:

1.	Remain with OPM on employment terms to be negotiated with new owners and if agreed upon, no further commitment from SO.

2.

Exit business with severance package as per existing employment terms with SO prior to your transition to OPM (18 month severance based on annual salary of $327,500 CDN, bonus based on average of last two years bonus earned at SunOpta (Fiscal 2011 and 2012), car allowance and benefits for severance period, etc.) – costs to be covered by SO.

POLICIES

Practices & Policies: You agree to be bound by and comply with all SO Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of SunOpta Inc. Corporate Policies (attached) which form part of this contract of employment.

The agreement arising from your acceptance of this offer will be governed by and constructed in accordance with the laws of the Province of Ontario and the laws of the Canada applicable therein.

Signing this letter and the attached policies will be confirmation of your understanding and acceptance of the terms of your new employment.

Yours sincerely,

/s/ Steve Bromley	January 10, 2013
Steve Bromley	Date
Chief Executive Officer
SunOpta Inc.

/s/ John Dietrich	January 10, 2013
Accepted by: John Dietrich	Date